Exhibit 99.1
For Immediate Release
FULL HOUSE RESORTS INCREASES SIZE OF GRAND VICTORIA CASINO AND
RESORT ACQUISITION FINANCING FACILITY
Las Vegas, Nevada — December 20, 2010 — Full House Resorts (NYSE Amex US: FLL) announced today that it has closed on an increase in its previously announced Wells Fargo Securities financing facility to fund the Company’s $43 million (exclusive of approximately $8 million of cage cash on hand, net working capital and transaction fees) acquisition of the Grand Victoria Casino and Resort in Rising Sun, Indiana. The increase brings the total facility to $38 million (previous total was $36 million), consisting of a $33 million term loan and a revolving line of credit of $5 million. All other terms of the facility remain consistent with the previous announcement. Full House remains on track to close on the acquisition near the end of the first quarter of 2011 following regulatory approval.
The Grand Victoria Riverboat Casino has 40,000 square feet of gaming space with almost 1,400 slot and video poker machines and 37 table games. The property includes a 201-room hotel with spa, pool, meeting space and a pavilion with five food and beverage outlets, including a fine dining restaurant, buffet, sports bar, quick service restaurant and coffee shop and a large, multi-purpose Grand Theater for concerts and performance events as well as meetings and conventions. The 300-acre grounds also contain an 18-hole Scottish links golf course with full-service clubhouse. The property is conveniently located within driving distance of Indianapolis and Cincinnati, Ohio and near Lexington and Louisville, Kentucky.
About Full House Resorts, Inc.
Full House owns, develops and manages gaming facilities. The Company has a management agreement with the Nottawaseppi Huron Band of Potawatomi Indians for FireKeepers Casino in Battle Creek, Michigan with approximately 2,700 gaming devices, 78 table games and a 120-seat poker room. For further information, go to www.FireKeepersCasino.com. Full House also receives a guaranteed fee from the operation of Harrington Raceway and Casino at the Delaware State Fairgrounds in Harrington, Delaware. Harrington Raceway and Casino has a total of approximately 1,800 gaming devices, 40 table games, 10 poker tables, a 450-seat buffet, a fine dining restaurant, a 50-seat diner, a sports book and an entertainment lounge. For more information, go to www.harringtonraceway.com. In addition, Full House owns Stockman’s Casino in Fallon, Nevada which has 8,400 square feet of gaming space with approximately 260 gaming machines, four table games and a keno game. The casino has a bar, a fine dining restaurant and a coffee shop. For more information, please visit www.StockmansCasino.com.

Full House has entered into a contract to acquire the assets of the Grand Victoria Casino and Resort in Rising Sun, Indiana, subject to financing, regulatory approval and other standard conditions. For more information on the Grand Victoria, please visit www.grandvictoria.com. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.
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For further information, contact:
Mark Miller, Chief Operating and Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com
Or
William R. Schmitt
Integrated Corporate Relations
203-682-8200
investors@fullhouseresorts.com